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                                                                    EXHIBIT 11.2
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COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

(In millions, except per share data)

                                                                                     YEAR ENDED DECEMBER 31,
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                                                                              1995       1994      1993(A)    1993(A)
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
EARNINGS
  Income (loss) from continuing operations before cumulative effect of
   accounting changes applicable to common stock                            $     371  $     406  $    (193) $    (193)
  Total discontinued operations                                                   278        190        (75)       (75)
  Cumulative effect of accounting changes                                          --         --         70         70
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  Net income (loss) available for common stock                              $     649  $     596  $    (198) $    (198)
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SHARES
  Weighted average number of common shares outstanding                            277        280        277        277
  Additional shares assuming conversion of exercise of stock options,
   performance share awards and stock purchase plan subscriptions                   5          2         --          1
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  Average common shares outstanding                                               282        282        277        278
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FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE
  INCOME FROM CONTINUING OPERATIONS                                         $    1.32  $    1.44  $   (0.70) $   (0.69)
  TOTAL DISCONTINUED OPERATIONS                                                  0.99       0.67      (0.27)     (0.27)
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                          --         --       0.25       0.25
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  NET INCOME (LOSS)                                                         $    2.31  $    2.11  $   (0.72) $   (0.71)
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

(a) For the year ended December 31, 1993, fully diluted earnings (loss) per common share has been computed without and with anti-dilutive common stock equivalents.

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